UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. N/A)
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☐   Definitive proxy statement
☐   Definitive additional materials
☐   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
FIDELITY SOUTHERN CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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FIDELITY SOUTHERN CORPORATION
3490 Piedmont Road NE
Suite 1550
Atlanta, Georgia 30305
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on February __, 2009
     The Special Meeting of Shareholders of Fidelity Southern Corporation will be held at One Securities Centre, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305, on [DAY], February ___, 2009, at 3:00 p.m. for the following purposes:
1.	To approve the reservation of 2,266,457 shares of the Company’s common stock (the “Warrant Shares”) for issuance upon the exercise of that certain Warrant dated December 19, 2008, issued in connection with Fidelity Southern Corporation’s participation in the U.S. Treasury’s TARP Capital Purchase Program. The number of shares reserved may be modified in accordance with the terms of the Warrant.

2.	To grant management of Fidelity Southern Corporation the authority to adjourn the Special Meeting to another time and date in order to allow the Board of Directors to solicit additional proxies or attendance at the Special Meeting.

3.	To transact such other business as may properly come before the Special Meeting or any adjournment thereof.
     Only shareholders of record at the close of business on January 7, 2009, will be entitled to notice of and to vote at the Special Meeting or any adjournment thereof.
     Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on February ___, 2009: The proxy statement is available at www.http://materials.proxyvote.com/316394.
     A Proxy Statement and a Proxy are enclosed. Whether or not you plan to attend, please vote your shares by completing, signing, dating, and returning the enclosed Proxy as soon as possible in the postage-paid envelope provided.
By Order of the Board of Directors,

Martha C. Fleming
Corporate Secretary
January __, 2009

FIDELITY SOUTHERN CORPORATION
3490 Piedmont Road NE
Suite 1550
Atlanta, Georgia 30305
PROXY STATEMENT
GENERAL INFORMATION
     The enclosed proxy card is solicited on behalf of the Board of Directors of Fidelity Southern Corporation (“Fidelity” or “Company”) in connection with the Special Meeting of Shareholders (“Special Meeting”) to be held at One Securities Centre, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305, on [DAY], February ___, 2009, at 3:00 p.m., and at any adjournment thereof. This proxy statement and the enclosed proxy card are being mailed to our shareholders on or about January 7, 2009.
     Your vote is very important. For this reason, the Board of Directors is requesting that you permit your common stock to be represented at the Special Meeting by the individuals named on the enclosed proxy card. If no specification is made, the proxies will be voted for approval of the reservation of the Warrant Shares and for the Adjournment Proposal, and upon such other matters as may properly come before the Special Meeting or any adjournment thereof, according to the best judgment of the Proxy Committee elected by the Board of Directors and composed of Edward G. Bowen, M.D. and H. Palmer Proctor, Jr.
     The presence of a majority of the votes entitled to be cast at the Special Meeting, represented in person or by proxy, will constitute a quorum. A majority of the votes cast at the Special Meeting is required to approve the reservation of the Warrant Shares, the Adjournment Proposal and any other proposals, unless the vote of a greater number is required by law.
Who Can Vote
     Each shareholder of record at the close of business on January 7, 2009, is entitled to notice of and to vote at the Special Meeting or any adjournment thereof. Each share of Fidelity common stock entitles the shareholder to one vote on any matter coming before a meeting of Fidelity shareholders. On January 7, 2009, the record date for the Special Meeting, there were ___shares of Fidelity common stock outstanding and eligible to vote. The enclosed proxy card shows the number of shares that you are entitled to vote. If you own any shares in Fidelity’s Direct Stock Purchase and Dividend Reinvestment Plan or the Employee Stock Purchase Plan, the enclosed proxy card includes the number of shares you had in that plan on the record date for the Special Meeting, as well as the number of shares registered in your name.
How Do I Cast My Vote
     If you are the record owner of your shares (either in certificates, book-entry, or in the Direct Stock Purchase and Dividend Reinvestment Plan or the Employee Stock Purchase Plan), you have the following voting options:
•	By mail by completing, signing, dating, and returning the enclosed proxy card; or

•	By attending the Special Meeting and voting your shares in person.
     Even if you plan to attend the Special Meeting, we encourage you to vote your shares by proxy.

     If you provide specific voting instructions, your shares will be voted as instructed. If you hold shares in your name and sign and return a proxy card without giving specific voting instructions, your shares will be voted for the proposals at the Special Meeting. If you hold your shares in your name and do not return a valid proxy or vote in person at the Special Meeting, your shares will not be voted.
     If you hold your shares in a brokerage account or through another nominee, your broker or nominee (the “record holder”) is forwarding these proxy materials to you along with voting instructions. The record holder is required to vote your shares in accordance with your instructions. If you do not give the record holder instructions, the record holder may have the authority to vote your shares in its discretion if permitted by the exchange or other organization of which the record holder is a member. Although most brokers and nominees offer telephone voting, availability and specific procedures will depend on their voting arrangements. Please follow their directions carefully.
     Every vote is important! Please vote your shares promptly.
What Am I Voting On
     There are two proposals that will be presented for your consideration at the Special Meeting:
•	Proposal One. To approve the reservation of 2,266,457 shares of Fidelity common stock for issuance upon the exercise of that certain Warrant dated December 19, 2008, issued in connection with Fidelity’s participation on the U.S. Treasury Capital Purchase Program, which number of shares may be modified pursuant to the terms of the Warrant.
•	Proposal Two. To grant management of Fidelity Southern Corporation authority to adjourn the Special Meeting to another time and date in order to allow the Board of Directors to solicit additional proxies or attendance at the Special Meeting.
     Other business may be addressed at the Special Meeting if it properly comes before the Special Meeting. However, we are not aware of any such other business.
Can I Change My Vote
     If you are a record owner, you may revoke your proxy and change your vote at any time before voting begins on any proposal. You may do this by either giving our Corporate Secretary written notice of your revocation, submitting a new signed proxy card with a later date, or by attending the Special Meeting and electing to vote in person. However, your attendance at the Special Meeting will not automatically revoke your proxy; you must specifically revoke your proxy. If your shares are held in nominee or “street name,” you should contact your broker or other nominee regarding the revocation of proxies.
What Quorum is Needed to Hold the Special Meeting
     In order to conduct the Special Meeting, a majority of Fidelity shares entitled to vote must be present in person or by proxy. This is called a quorum. If you return a valid proxy or elect to vote in person at the Special Meeting, you will be considered part of the quorum.
     Abstentions, withheld votes, and broker non-votes will be included in the calculation of the number of shares represented in person or by proxy at the Special Meeting in determining whether the quorum requirement is satisfied. Abstentions, withheld votes, and broker non-votes will not, however, be counted for purposes of determining whether any proposal has received sufficient votes for approval.
What Vote is Needed
     For each proposal to be presented at the meeting, the affirmative vote of the majority of the votes cast at the Special Meeting is needed for approval of such proposal.

What is our Voting Recommendation
     Our Board of Directors recommends that you vote “FOR” the reservation of the Warrant Shares and the Adjournment Proposal.
     Proxy cards that are timely signed, dated, and returned but do not contain instructions on how you want to vote will be voted in accordance with our Board of Directors’ recommendation.
Proxy Solicitation
     Fidelity will bear the expenses of soliciting proxies, including the cost of preparing and mailing this proxy statement. Fidelity will furnish solicitation materials to banks, brokerage houses, and other custodians, nominees, and fiduciaries for forwarding to beneficial owners of shares of the common stock and normal handling charges may be paid for such forwarding service. In addition, directors, officers, and other employees of Fidelity who will not be additionally compensated therefor may solicit proxies in person or by telephone, email, or other means.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table reflects the number of shares of common stock beneficially owned as of December 31, 2008, by (1) each person known to be the beneficial owner of more than five percent of the common stock of Fidelity, (2) each director, (3) each Named Executive Officer (as defined in Item 402(a)(3) of Regulation S-K under the Securities Exchange Act of 1934), and (4) all directors and executive officers as a group.
     Unless otherwise indicated, each of the named individuals and each member of the group has sole or shared voting power or investment power with respect to the shares shown. Unless otherwise indicated, the address of each person or entity named in the table is c/o Fidelity Southern Corporation, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305.
     The number of shares beneficially owned by each shareholder is determined under rules promulgated by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares as to which the individual has the right to acquire beneficial ownership within 60 days of December 31, 2008, through the exercise of any stock option, warrant, or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner of those shares.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership		Percent of Class
Tontine Partners, LP	895,299		9.32%
55 Railroad Avenue, 3rd Floor
Greenwich, CT 06830-6378
Sagus Financial Fund LP	653,877		6.80
3399 Peachtree Road # 2040
Atlanta, GA 30326
James B. Miller, Jr.	2,950,737	(1)	30.70
Major General (Ret) David R. Bockel	11,832	(2)	*
Edward G. Bowen, M.D.	17,275	(3)	*
Dr. Donald A. Harp, Jr.	3,729		*
Kevin S. King	12,003	(4)	*
James H. Miller III	46,108		*
H. Palmer Proctor, Jr.	73,673	(5)	*
Robert J. Rutland	149,441	(6)	1.56
W. Clyde Shepherd III	78,906	(7)	*
Rankin M. Smith, Jr.	18,299	(8)	*
Stephen H. Brolly	5,126	(9)	*
David Buchanan	34,528	(10)	*

All directors and executive officers as a group (12 persons)	3,401,657	(11)	35.40%

*	Less than 1%.

(1)	Includes 324,716 shares held by Mr. Miller’s children, grandchild, and family trust, and 187,386 shares held by Berlin American, LLC and Berlin American Company II, companies of which Mr. Miller and his wife’s estate own 40%. Also includes 89,655 shares owned by his wife’s estate.

(2)	Includes 265 shares held by Major General (Ret) Bockel’s wife.

(3)	Includes 10,560 shares held by Dr. Bowen as trustee for Target Benefit Plan.

(4)	Includes 4,396 shares held by Mr. King’s wife.

(5)	Includes 18,667 shares that Mr. Proctor has the right to acquire pursuant to outstanding stock options.

(6)	Includes 6,000 shares held by Mr. Rutland’s children and 7,920 shares held by a family foundation.

(7)	Includes 34,530 shares held by a Shepherd family trust, 5,000 shares held by a family partnership, and 1,800 shares held in trust for minor children.

(8)	Includes 298 shares owned by Mr. Smith’s wife.

(9)	Includes 3,333 shares that Mr. Brolly has the right to acquire pursuant to outstanding stock options.

(10)	Includes 3,333 shares that Mr. Buchanan has the right to acquire pursuant to outstanding stock options.

(11)	Includes 25,333 shares that the beneficial owners have the right to acquire pursuant to outstanding stock options.
PROPOSAL ONERESERVATION OF THE WARRANT SHARES
Background — TARP Capital Purchase Program
     On October 14, 2008, the U.S. Department of the Treasury (the “Treasury”) announced the Troubled Asset Relief Program (“TARP”) Capital Purchase Program (the “Program”). The Program was instituted by the Treasury pursuant to the Emergency Economic Stabilization Act of 2008 (“EESA”), which provides up to $700 billion to the Treasury to, among other things, take equity positions in financial institutions. The Program is intended to encourage U.S. financial institutions to build capital and thereby increase the flow of financing to businesses and consumers.
     On December 19, 2008, as part of the Program, Fidelity entered into a Letter Agreement (“Letter Agreement”) and a Securities Purchase Agreement — Standard Terms attached thereto (“Securities Purchase Agreement”) with the Treasury, pursuant to which Fidelity agreed to issue and sell, and the Treasury agreed to purchase (1) 48,200 shares (the “Preferred Shares”) of Fidelity’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share, and (2) a ten-year warrant (the “Warrant”) to purchase up to 2,266,457 shares of the Company’s common stock, no par value (“Common Stock”), at an exercise price of $3.19 per share, for an aggregate purchase price of $48.2 million in cash.

     The Preferred shares will qualify as Tier 1 capital for regulatory purposes and rank senior to the Common Stock. The Preferred Shares pay a cumulative dividend rate of 5% per annum for the first five years they are outstanding and thereafter at a rate of 9% per annum. The Preferred Shares are non-voting but have voting rights on matters that could adversely affect the Preferred Shares. After three years, the Preferred Shares are callable at 100% of the issue price plus any accrued and unpaid dividends. Prior to the end of three years, the Preferred Shares may be redeemed with the proceeds from a qualifying equity offering of any Tier 1 perpetual preferred or common stock. The Treasury’s consent is required for any increase in common dividends per share or certain repurchases of common stock until December 19, 2011, unless prior to such third anniversary either the Preferred Stock issued to the Treasury is redeemed in whole or the Treasury has transferred all of the Preferred Stock to third parties.
     The Warrant issued to the Treasury in connection with Fidelity’s participation in the Program has an exercise price of $3.19 per share, which was equal to the market price of our Common Stock at the time of preliminary approval of our participation in the Program, calculated on a 20-trading day trailing average. The amount of earnings per share dilution resulting from the issuance of the Warrant will depend upon the value of our Common Stock during the period that the Warrant is outstanding. The Warrant requires that, subject to receipt of necessary shareholder approvals, Fidelity will at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of providing for the exercise of the Warrant, the aggregate number of shares of Common Stock then issuable upon exercise of the Warrant at any time. Additionally, the Warrant requires that Fidelity list and maintain the listing of the Warrant Shares on the NASDAQ Global Select Market, which is the exchange on which Fidelity’s Common Stock is listed.
     Additionally, in connection with Fidelity’s participation with the Program, Fidelity adopted the Treasury’s standards for executive compensation and corporate governance set forth in Section 111 of EESA for the period during which the Treasury holds equity issued under the Program. To ensure compliance with these standards, within the time frame prescribed by the Program, Fidelity has entered into agreements with its senior executive officers who would be subject to the standards. The executive officers have agreed to, among other things, (1) “clawback” provisions relating to the repayment by the executive officers of incentive compensation based on materially inaccurate financial statements or performance metrics and (2) limitations on certain post-termination “parachute” payments.
     The Letter Agreement, including the Securities Purchase Agreement, the Warrant, and the form of agreement with our senior executive officers were filed as exhibits to our Form 8-K, filed on December 19, 2008, with the Securities and Exchange Commission.
     See Appendix A for the Summary of Senior Preferred Terms and Summary of Warrant Terms as published by the Treasury.
Approval of the Reservation of the Warrant Shares
     Our shares of Common Stock are listed on the NASDAQ Global Select Market. The Warrant requires that Fidelity list and maintain the listing of the Warrant Shares that are issuable upon the exercise of the Warrant on this exchange. Under NASDAQ’s listing requirements, our shareholders must approve the issuance of the Warrant Shares prior to listing because the number of Warrant Shares exceeds 20% of our outstanding shares of Common Stock prior to the issuance of the Warrant Shares, and the exercise price of the Warrant is less than the greater of the book value or market value of our Common Stock. Accordingly, we are seeking shareholder approval of the reservation of 2,266,457 shares of Common Stock for issuance upon the exercise of the Warrant, which number of shares may be revised pursuant to the terms of the Warrant.
Failure to Receive Shareholder Approval
     Under the terms of the Warrant, if at any time (1) following the date on which the shares of Common Stock of Fidelity are no longer listed or admitted to trading on a national securities exchange (other than in connection with any Business Combination, as defined in the Warrant) or (ii) following the 18-month anniversary of the date the Warrant was issued and until the receipt of the shareholder approval allowing the full exercise of the Warrant, the Treasury may cause Fidelity to exchange all or a portion of the Warrant for an economic interest (to be determined by the Treasury after consultation with Fidelity) of Fidelity classified as permanent equity under U.S. GAAP having a value equal to the fair market value of the portion of the Warrant so exchanged.

Use of Proceeds
     Since it is uncertain when or if the Treasury or its successors in interest to the Warrant will exercise the Warrant, we are unable to determine what our use of proceeds from such exercise will or would be.
The Board recommends that Shareholders vote in favor of the Reservation of the Warrant Shares Proposal.
PROPOSAL 2: TO AUTHORIZE MANAGEMENT TO ADJOURN
THE SPECIAL MEETING IF NECESSARY
     If the number of shares of common stock present or represented at the Special Meeting and voting in favor of the Reservation of the Warrant Shares Proposal is insufficient to approve that proposal, then Fidelity’s management may move to adjourn the Special Meeting in order to enable the Board to continue to solicit additional proxies in favor of the Reservation of the Warrant Shares Proposal. In that event, you will be asked only to vote upon the Adjournment Proposal but not the Reservation of the Warrant Shares Proposal.
     In this Adjournment Proposal, the Board is asking you to authorize the holder of any proxy solicited by the Board to vote in favor of adjourning the Special Meeting and any later adjournment under the circumstances described above. If the shareholders approve this Adjournment Proposal, then management could adjourn the Special Meeting (and any adjourned section of the Special Meeting) to use the additional time to solicit additional proxies in favor of the Reservation of the Warrant Shares Proposal, including the solicitation of proxies from shareholders that have previously voted against the Reservation of the Warrant Shares Proposal. Among other things, approval of the Adjournment Proposal could mean that even if proxies representing a sufficient number of votes against the Reservation of the Warrant Shares Proposal have been received, management could adjourn the Special Meeting without a vote on the Reservation of the Warrant Shares Proposal and seek to convince the holders of those shares to change their votes to vote in favor of the Reservation of the Warrant Shares Proposal.
     The Board believes that if the number of shares of common stock present or represented at the Special Meeting and voting in favor of the Reservation of the Warrant Shares Proposal is insufficient to approve that proposal, it is in the best interests of the Fidelity’s shareholders to enable the Board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the Reservation of the Warrant Shares Proposal.
The Board recommends that shareholders vote FOR the Adjournment Proposal.
SHAREHOLDER PROPOSALS
     Shareholder proposals intended to be included in our proxy statement and voted on at the 2009 Annual Meeting of Shareholders must be received at our offices at 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305, Attention: Corporate Secretary, on or before November 21, 2008. Shareholders may also present at the 2009 Annual Meeting any proper proposal that is not disclosed in the proxy statement for that meeting without prior notice to Fidelity.
COMMUNICATIONS WITH FIDELITY AND THE BOARD
     The following options are available to shareholders who want to communicate with Fidelity or the Board:
     To communicate with the Board of Directors, address communications to the Board of Directors in care of the Corporate Secretary of Fidelity at 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305. Communications that are intended specifically for a designated director should be addressed to the director in care of the Corporate Secretary of Fidelity at the above address. The Corporate Secretary shall cause the communications to be delivered to the addressees.
     To receive information about Fidelity or Fidelity Bank, one of the following methods may be used:
1.	Fidelity Bank’s website, located at www.lionbank.com, contains product and marketing data.

2.	Fidelity’s website, Investor Relations section, located at www.fidelitysouthern.com, contains Fidelity financial information in addition to Audit, Compensation, and Nominating Committee Charters, and Fidelity’s Conflict of Interest Policy / Code of Ethics. Online versions of Fidelity’s annual reports, proxy statements, Forms 10-K and 10-Q, press releases, and other SEC filings are also available through this website.
3.	Information, such as Fidelity’s latest quarterly earnings release, the Annual Report on its Form 10-K, or Form 10-Q can also be obtained free of charge by calling or writing Investor Relations.
     If you would like to contact us, please call Fidelity Investor Relations at (404) 240-1504, or send correspondence to Fidelity Southern Corporation, Attn: Investor Relations, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305.
OTHER MATTERS THAT MAY COME BEFORE THE SPECIAL MEETING
     Management knows of no matters, other than the Reservation of the Warrant Shares Proposal and the Adjournment Proposal, that are to be brought before the Special Meeting. If any other matter should be presented for consideration and voted upon, it is the intention of the persons named as proxies in the enclosed proxy to vote in accordance with their judgment as to what is in the best interest of Fidelity.
By Order of the Board of Directors,

Martha C. Fleming
Corporate Secretary
January __, 2009

Appendix A
TARP Capital Purchase Program
Senior Preferred Stock and Warrants
Summary of Senior Preferred Terms

Issuer:
Qualifying Financial Institution (“QFI”) means (i) any U.S. bank or U.S. savings association not controlled by a Bank Holding Company (“BHC”) or Savings and Loan Company (“SLHC”); (ii) any top-tier U.S. BHC, (iii) any top-tier U.S. SLHC which engages solely or predominately in activities that are permitted for financial holding companies under relevant law; and (iv) any U.S. bank or U.S. savings association controlled by a U.S. SLHC that does not engage solely or predominately in activities that are permitted for financial holding companies under relevant law. QFI shall not mean any BHC, SLHC, bank or savings association controlled by a foreign bank or company. For purposes of this program, “U.S. bank”, “U.S. savings association”, “U.S. BHC” and “U.S. SLHC” means a bank, savings association, BHC or SLHC organized under the laws of the United States or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.

Initial Holder:	United States Department of the Treasury (the “UST”).

Size:	QFIs may sell preferred to the UST subject to the limits and terms described below.

Each QFI may issue an amount of Senior Preferred equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.

Security:
Senior Preferred, liquidation preference $1,000 per share. (Depending upon the QFI’s available authorized preferred shares, the UST may agree to purchase Senior Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Senior Preferred and issue depositary receipts.)

Ranking:	Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

Regulatory Capital Status:	Tier 1.

Term:	Perpetual life.

Dividend:
The Senior Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. For Senior Preferred issued by banks which are not subsidiaries of holding companies, the Senior Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Redemption:
Senior Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below) which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Senior Preferred. After the third anniversary of the date of this investment, the Senior Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Senior Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Senior Preferred, any accrued and unpaid dividends and (ii) in the case of noncumulative Senior Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period), and shall be subject to the approval of the QFI’s primary federal bank regulator.

“Qualified Equity Offering” shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash.

Following the redemption in whole of the Senior Preferred held by the UST, the QFI shall have the right to repurchase any other equity security of the QFI held by the UST at fair market value.

Restrictions on Dividends:

For as long as any Senior Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Senior Preferred or common shares, unless (i) in the case of cumulative Senior Preferred all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid or (ii) in the case of non-cumulative Senior Preferred the full dividend for the latest completed dividend period has been declared and paid in full.

Common dividends:
The UST’s consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties.

Repurchases:
The UST’s consent shall be required for any share repurchases (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares if prohibited as described above under “Restrictions on Dividends”.

Voting rights:
The Senior Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred.

If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

Transferability:
The Senior Preferred will not be subject to any contractual restrictions on transfer. The QFI will file a shelf registration statement covering the Senior Preferred as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the Senior Preferred and will take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred including, if requested by the UST, using reasonable efforts to list the Senior Preferred on a national securities exchange. If requested by the UST, the QFI will appoint a depositary to hold the Senior Preferred and issue depositary receipts.

Executive Compensation:

 As a condition to the closing of this investment, the QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection.

Summary of Warrant Terms

Warrant:
The UST will receive warrants to purchase a number of shares of common stock of the QFI having an aggregate market price equal to 15% of the Senior Preferred amount on the date of investment, subject to reduction as set forth below under “Reduction”. The initial exercise price for the warrants, and the market price for determining the number of shares of common stock subject to the warrants, shall be the market price for the common stock on the date of the Senior Preferred investment (calculated on a 20-trading day trailing average), subject to customary anti-dilution adjustments. The exercise price shall be reduced by 15% of the original exercise price on each six-month anniversary of the issue date of the warrants if the consent of the QFI stockholders described below has not been received, subject to a maximum reduction of 45% of the original exercise price.

Term:	10 years

Exercisability:	Immediately exercisable, in whole or in part

Transferability:
The warrants will not be subject to any contractual restrictions on transfer; provided that the UST may only transfer or exercise an aggregate of one- half of the warrants prior to the earlier of (i) the date on which the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings and (ii) December 31, 2009. The QFI will file a shelf registration statement covering the warrants and the common stock underlying the warrants as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the warrants and the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants and the common stock underlying the warrants. The QFI will apply for the listing on the national exchange on which the QFI’s common stock is traded of the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants or the common stock.

Voting:	The UST will agree not to exercise voting power with respect to any shares of common stock of the QFI issued to it upon exercise of the warrants.

Reduction:
In the event that the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of common stock underlying the warrants then held by the UST shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the warrants (taking into account all adjustments) and (ii) 0.5.

Consent:
In the event that the QFI does not have sufficient available authorized shares of common stock to reserve for issuance upon exercise of the warrants and/or stockholder approval is required for such issuance under applicable stock exchange rules, the QFI will call a meeting of its stockholders as soon as practicable after the date of this investment to increase the number of authorized shares of common stock and/or comply with such exchange rules, and to take any other measures deemed by the UST to be necessary to allow the exercise of warrants into common stock.

Substitution:
In the event the QFI is no longer listed or traded on a national securities exchange or securities association, or the consent of the QFI stockholders described above has not been received within 18 months after the issuance date of the warrants, the warrants will be exchangeable, at the option of the UST, for senior term debt or another economic instrument or security of the QFI such that the UST is appropriately compensated for the value of the warrant, as determined by the UST.

PROXY
FIDELITY SOUTHERN CORPORATION
SPECIAL MEETING OF SHAREHOLDERS – ______________, 2009
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
     The undersigned hereby authorizes Edward G. Bowen, M.D. and H. Palmer Proctor, Jr., and each of them individually, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Fidelity Southern Corporation common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Special Meeting of Shareholders of the Company to be held ____________, 2009, at 3:00 p.m. at the offices of the Company located at One Securities Centre, 3490 Piedmont Road NE, Suite 1550, Atlanta, GA 30305, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.
The undersigned acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement for the Special Meeting. All other proxies heretofore given by the undersigned to vote shares of common stock of the Company are expressly revoked.
(Continued and to be marked, dated, and signed on the other side)

FIDELITY SOUTHERN CORPORATION

Address change/comments
(Mark the corresponding box on the reserve side)

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS ONE AND TWO.
Proposal One:
RESERVATION OF THE WARRANT SHARES
To approve the reservation of 2,266,457 shares of the Company’s common stock (the “Warrant Shares”) for issuance upon the exercise of that certain Warrant dated December 19, 2008, issued in connection with Fidelity Southern Corporation’s participation in the U.S. Treasury’s TARP Capital Purchase Program. The number of shares reserved may be modified in accordance with the terms of the Warrant.
FOR  [ ]                 AGAINST  [ ]                ABSTAIN  [ ]
Proposal Two:
ADJOURNMENT
To grant management of Fidelity Southern Corporation the authority to adjourn the Special Meeting to another time and date in order to allow the Board of Directors to solicit additional proxies or attendance at the Special Meeting.
FOR  [ ]                 AGAINST  [ ]                ABSTAIN  [ ]
To change your address, please mark this box.    [  ]
Date: ____________________________________
Whether or not you plan to attend the Special Meeting, you are urged to execute and return your proxy, which may be revoked at any time prior to its use.

Share Owner Sign Here	Co-Owner Sign Here
NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.
Votes must be indicated
(x) in black or blue ink.